Exhibit 99.4

  FOR IMMEDIATE RELEASE

  For More Information
  CONTACT Bruce Entin      408-433-4067

  CC95-21



  LSI LOGIC CORPORATION ANNOUNCES FIRM OFFER
  TO PRIVATIZE CANADIAN SUBSIDIARY



  MILPITAS, California, May 2, 1995 --LSI Logic Corporation, which owns 55 percent or 14 million shares of its publicly traded subsidiary LSI Logic Corporation of Canada, Inc., today announced plans to offer to acquire the approximately 11 million remaining shares it does not already own. Under the terms of the offer, LSI Logic Corporation will pay $4.00 (Canadian Dollars) per share to shareholders of LSI Canada (LSC) in exchange for their shares. Shares of LSC are traded on the Toronto, Montreal and Alberta exchanges.

  LSI Logic Corporation anticipates that an offering circular will be mailed to LSC shareholders as soon as possible. The offering circular will include specific terms and conditions of the offer, and other relevant details.

  LSI Logic Corporation (NYSE:LSI) is a leading supplier of custom high-performance semiconductors, with operations worldwide. LSI Logic, the system-on-a-chip company, enables customers to build complete systems on a single chip with its CoreWare(R) methodology, thereby increasing performance, lowering system costs and accelerating time to market. LSI Logic develops customized products in partnership with trendsetting customers, and operates leading-edge, high-volume manufacturing facilities to produce submicron chips. The company maintains a high level of quality, as demonstrated by its ISO 9000 certification. LSI Logic is headquartered at 1551 McCarthy Blvd., Milpitas, California 95035, 408/433-8000.